CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6903)

FOR IMMEDIATE RELEASE

American Realty Capital Trust
Announces Acquisition of 10 Properties

New York, New York, August 17, 2012 ˗ American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today that since the quarter ended June 30, 2012, the Company purchased 10 properties with approximately 60,000 leasable square feet located in five states, at an aggregate purchase price of $16.3 million (exclusive of closing costs).

These purchases are consistent with the Company’s single, tenant, long term, corporate credit, net lease investment strategy and represent the first closings in connection with the previously announced $64 million of property acquisitions. These 10 properties increased the Company’s overall portfolio to 63 distinct tenants by adding one new tenant, Ruby Tuesday. Currently, 74% of the portfolio’s net operating income is derived from tenants carrying investment grade credit ratings. Geographically, the portfolio of properties is present in 43 states and Puerto Rico. The acquisitions are in line with ARCT’s strategy to achieve a diversified portfolio with a 60% concentration in the retail sector.

“We are particularly pleased to have acquired these properties,” commented William M. Kahane, Chief Executive Officer and President of the Company. “These last several months, since listing the Company on NASDAQ on March 1, 2012, have seen us preoccupied with reducing our cost of capital, improving our credit ratings, building institutional following, currently over 40% of our ownership, inclusion in the important indices, getting the Street to follow our stock, and driving earnings growth. Our guidance for 2012 calls for the Company to purchase approximately $100 million of properties; this announcement is clear cut evidence that we are on the road to achieving that goal as well.”

The table below provides a summary of the 10 properties acquired since June 30, 2012. For each tenant we have included the property’s location, contractual purchase price, rentable square footage, GAAP net operating income and average capitalization rate:

Tenant	Number of Properties	States	Average Capitalization Rate	Contractual Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)
Family Dollar	3	GA, TX	8.79%	$3.0	24,000	$0.3
Ruby Tuesday	7	FL, MN, MO	8.33%	$13.3	36,000	$1.1

Total / Average	10		8.41%	$16.3	60,000	$1.4

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant freestanding commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.